UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):  November 23, 2013


Bay Bancorp, Inc.
(Exact name of registrant as specified in its charter)


         Maryland				000-23090		52-1660951
   (State or other jurisdiction of	(Commission file number)	(IRS Employer
   incorporation or organization)					Identification No.)


	2329 West Joppa Road, Suite 325, Lutherville, MD			   21093
	       (Address of principal executive offices) 			(Zip Code)


Registrants telephone number, including area code:  (410) 494-2580


N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

?Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

?Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

?Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

?Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))


Item 5.02	Departure of Directors or Certain Officers; Election of Directors;
			Appointment of Certain Officers; Compensatory Arrangements of Certain
			Officers.

	(e)	Compensatory Arrangements.

	Effective November 23, 2013, Bay Bank, F.S.B. (the Bank), a wholly-owned bank subsidiary of Bay Bancorp, Inc. (the Corporation), and Gary M. Jewell entered into an Employment Agreement (the Agreement) that provides for the continuation of Mr. Jewells employment as the Banks Executive Vice President of Electronic Banking. The Agreement supersedes and replaces the parties Amended and Restated Employment Agreement dated as of June 8, 2010.

	The term of the Agreement is deemed to commence on January 1, 2014 and will expire on December 31, 2014, provided that it will automatically renew for successive one year terms unless a party provides the other party with 90 days prior written notice that the then current term will not be renewed. Under the Agreement, Mr. Jewell is entitled to an annual base salary of $180,000, subject to annual review and increase by the Banks board of directors, and is eligible to receive a cash or equity-based bonus at the discretion of the Banks board of directors. In addition, the Agreement makes Mr. Jewell eligible to receive a cash incentive bonus the amount of which will be determined by reference to the Banks gross Point of Sale revenue for the year, as follows:

Tier 1:	A payment equal to 20% of his base salary if the Banks gross
Point of Sale revenue is between $1,000,000 and $1,500,000; or

Tier 2:	A payment equal to 25% of his base salary if the Banks gross
Point of Sale revenue is between $1,500,001 and $1,750,000; or

Tier 3:	A payment equal to 30% of his base salary if the Banks gross
Point of Sale revenue is between $1,750,001 and $2,000,000; or

Tier 4:	A payment equal to 40% of his base salary if the Banks gross
Point of Sale revenue is between $2,000,001 and $2,500,000; or

Tier 5:	A payment equal to 50% of his base salary if the Banks gross
Point of Sale revenue is $2,500,001 or greater.

	The Agreement terminates upon Mr. Jewells death or disability or by mutual written agreement. In addition, Mr. Jewell can terminate the Agreement for any reason with 90 days notice; the Bank can terminate the Agreement immediately for cause (as defined in the Agreement); and the Bank can terminate the Agreement without cause upon 90 days notice. If the Bank terminates
Mr. Jewell for cause (as defined in the agreement), then he will be due no additional compensation. If the Bank terminates Mr. Jewell without cause or if Mr. Jewell terminates his employment for Good Reason (as defined in the Agreement), then Mr. Jewell will receive a cash payment equal to the value of his unused vacation time and a cash severance payment equal to six months of his then-current base salary, payable in six equal monthly payments.
If a Change of Control (as defined in the Agreement) occurs and the Bank thereafter terminates Mr. Jewells employment, then Mr. Jewell will be entitled to receive a cash severance payment equal to 100% of his then current base salary. The payment of the foregoing amounts is generally conditioned upon Mr. Jewells execution, delivery and nonrevocation of a general release in favor of the Bank and its affiliates and, in certain cases, his compliance with certain notice and other requirements. In addition to providing for employee benefits that are customarily provided to the Banks executive officers, the Agreement contains standard confidentiality, non-compete and non-solicitation covenants.

	The foregoing discussion of the Agreement is intended only as a summary of the Agreements material terms and is qualified in its entirety by the text of the Agreement. Pursuant to Item 601(b)(10) of the SECs Regulation S-K, the Company filed a copy of the Agreement as Exhibit 10.8 to its Annual Report on Form 10-K for the year ended December 31, 2013.

SIGNATURES

	Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

	BAY BANCORP, INC.


Dated:  April 09, 2014	By:	/s/ Kevin B. Cashen
	Kevin B. Cashen
	President & Chief Executive Officer






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